Exhibit 99.1

Global Crossing Retains Accounting Firm for Independent

Review and Receives

Nasdaq Delisting Notification

FOR IMMEDIATE RELEASE: MONDAY, MAY 3, 2004

Florham Park, NJ – Global Crossing (Nasdaq: GLBC) announced today that its independent Audit Committee has retained Deloitte & Touche LLP to conduct an independent review of the company’s cost of access liabilities and cost of access expenses and the related internal control environment and Grant Thornton LLP to evaluate the company’s procedures and its determination regarding the potential restatement of its financial statements. Upon completion of its evaluation, Grant Thornton LLP will determine whether it can reissue its previously withdrawn audit reports. The Audit Committee is committed to resolving the issues presented by the company’s previously disclosed review of these matters as soon as possible and returning Global Crossing to compliance with SEC reporting and Nasdaq listing requirements.

The Audit Committee took this action in light of the company’s public announcement on April 27, 2004 that its previously reported financial statements for the years ended December 31, 2003 and 2002 should be disregarded because of the company’s review and the previously reported subsequent notification by Grant Thornton LLP that its audit reports dated March 8, 2004, December 23, 2003 and September 10, 2003 can no longer be relied upon.

Global Crossing also announced that it received a Nasdaq Staff Determination on April 29, 2004 indicating that, in light of the matters referred to in the immediately preceding paragraph, the company’s common stock is not in compliance with the filing requirements for continued listing on The Nasdaq National Market and will be de-listed unless the company requests a hearing with a Nasdaq Listing Qualifications Panel to review this determination. The company will request this hearing shortly. Pending the hearing and the Panel’s determination, Global Crossing’s common stock will continue to be listed on The Nasdaq National Market. While there can be no assurance that the Panel will grant the company’s request for continued listing, the company is hopeful that it will have sufficient time to complete its review and return to compliance with Nasdaq filing requirements. The company’s trading symbol will change from GLBC to GLBCE at the opening of business today due to the non-compliance with the filing requirements.

ABOUT GLOBAL CROSSING

Global Crossing (Nasdaq: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com <http://www.globalcrossing.com> for more information about Global Crossing.

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Statements made in this press release that state the company’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” or similar expressions. Such statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including the results of the ongoing review of the company’s cost of access liabilities and cost of access operating expenses and the related control environment, and the impact of the expected restatement, as well as the reaction of the company’s shareholders, customers, vendors and prospective lenders; the company’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; the ability of the company to arrange the necessary financing to fund its liquidity requirements; the likelihood that the prices the company charges for its services will continue to decrease; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; the impact of actual and potential customers’ bankruptcies on the company’s sales prospects and results of operations; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; the impact on the company’s competitiveness of its technology choices; the company’s dependence on third parties for many functions; political, legal and other risks due to the company’s substantial international operations; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973-937-0155

PR@globalcrossing.com

Kendra Langlie

Latin America

+ 1 305-808-5912

LatAmPR@globalcrossing.com

Mish Desmidt

Europe

+ 44 (0) 7771-668438

EuropePR@globalcrossing.com

Analysts/Investors Contact

Mitch Burd

+ 1 800-836-0342

glbc@globalcrossing.com